Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 22, 2016, relating to the consolidated financial statements of ProPetro Holding Corp. and Subsidiary as of and for the years ended December 31, 2016 and 2015, appearing in Registration Statement No. 333-215940 of ProPetro Holding Corp. on Form S-1.

/s/ Deloitte & Touche LLP

Houston, Texas

March 24, 2017